EXHIBIT 99.2

FORM OF EMAIL TO OPTIONHOLDERS WHO MAY BE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER

I am pleased to announce our Board of Directors has approved an exchange offer to allow employees, members of our Board of Directors, and certain service providers to voluntarily exchange all or a portion of their existing options to purchase Vicor common stock.

Specifically, if you hold options issued under Vicor’s Amended and Restated 2000 Stock Option and Incentive Plan (the “2000 Plan”) issued prior to January 1, 2013, whether vested or unvested, you may exchange those options on a one-for-one basis for new options with a presumably lower exercise price, a new five year vesting period, and a new 10 year term.

All options awarded under 2000 Plan prior to January 1, 2013, will be eligible for the exchange. Two classes of outstanding options granted under the 2000 Plan will be eligible for exchange: (1) those that vest on the basis of employee service (i.e., the passage of time) and (2) those that vest on the basis of the achievement of certain quarterly revenue targets by the Company’s Brick Business Unit (i.e., the “VRIP” options awarded on August 27, 2010).

This afternoon, we issued a press release regarding the exchange offer, and we filed a “Schedule TO-C” with the Securities and Exchange Commission, since Vicor is subject to SEC reporting requirements.

All of the terms of the exchange offer, including how the exercise price of the new options will be determined, as well as the steps for you to follow in order to make a decision regarding whether to participate in the exchange offer, will be set forth in “Offer to Exchange”, which, along with other important documents, will be distributed to you once we commence the exchange offer by filing a “Schedule TO-I” with the SEC. We expect to make this filing and commence the exchange offer on or about May 16, 2013. If you have a corporate email address, you will receive these documents to you electronically (i.e., in .pdf form). If you do not have a corporate email address, as is the case with many holders of VRIP options, you will receive these documents in paper form via either inter-office mail or the USPS.

Once we make this filing, I will conduct a meeting for option holders at the 400 Federal Street facility, which will be simultaneously webcast, at which I will describe the key terms of the exchange offer, the rationale for making the offer, the mechanics of the exchange, and the possible risks associated with exchanging your options. At the same time, we will make available on the Finance Department page of our Intranet (http://intranet/) the slides I will use during the meeting, as well as a FAQ summarizing important information set forth in the Offer to Exchange. I will notify option holders of the date and time of the 400 Federal Street meeting and webcast.

The offer is currently scheduled to commence on or about May 16, 2013, and end on or about June 14, 2013, at 5:00 p.m. Eastern Time, unless we are required to or decide to extend the offer.

Important Notice:

THIS EMAIL COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO EXCHANGE ANY OPTIONS TO PURCHASE SHARES OF VICOR COMMON STOCK. THE EXCHANGE OFFER WILL BE MADE SOLELY BY THE OFFER TO EXCHANGE AND THE RELATED TERMS OF ELECTION, AS FILED WITH THE SEC. OPTION HOLDERS

ARE URGED TO READ THE DOCUMENTS ASSOCIATED WITH THE EXCHANGE OFFER TO BE FILED WITH THE SEC, AS DESCRIBED ABOVE.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER THE COMPANY, OUR BOARD OF DIRECTORS, NOR OUR EXECUTIVE OFFICERS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION REGARDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

VICOR HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF REGARDING THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE INFORMATION TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY VICOR.